Exhibit 99.1

    GSI COMMERCE REPORTS FISCAL 2006 FOURTH QUARTER AND FULL FISCAL YEAR 2006
                                OPERATING RESULTS

  FISCAL YEAR 2006 NET REVENUE GROWTH RATE ACCELERATED TO 38 PERCENT AND INCOME
                      FROM OPERATIONS INCREASED 235 PERCENT

    KING OF PRUSSIA, Pa., Feb. 13 /PRNewswire-FirstCall/ -- GSI Commerce Inc. (Nasdaq: GSIC) today announced financial results for its 2006 fiscal fourth quarter and year ended Dec. 30, 2006.

    Fiscal Year 2006 Compared to Fiscal Year 2005

    *   Net revenue increased 38 percent to $609.6 million from $440.4 million.

    * Merchandise sales increased 74 percent to $1.2 billion from $682.0 million.

    * Income from operations increased 235 percent to $9.6 million from $2.9 million.

    * Adjusted EBITDA (income from operations plus stock-based compensation and depreciation and amortization) increased 81 percent to $38.5 million from $21.3 million.

    * Net income increased to $53.7 million or $1.10 per diluted share from $2.7 million or $0.06 per diluted share. Fiscal year 2006 net income is inclusive of a favorable non-cash income tax benefit of $44.4 million.

    * Non-GAAP net income (net income plus stock-based compensation, amortization of acquisition-related intangibles and cumulative effect of accounting change, minus non-cash income tax benefit) increased 162 percent to $17.0 million or $0.34 per diluted share from $6.5 million or $0.14 per diluted share.

    * Cash, cash equivalents and marketable securities increased to $184.5 million from $156.7 million.

    * Cash provided by operating activities was $66.1 million compared to $24.3 million.

    * Free cash flow (cash provided by operating activities minus cash paid for fixed assets, including capitalized software development) was $23.5 million, compared to negative $5.3 million.

    Definitions of the non-GAAP measures merchandise sales, adjusted EBITDA, non-GAAP net income and free cash flow and a discussion of the importance of these financial metrics to GSI's business can be found under "Non-GAAP Financial Measures" provided later in this news release.

    "Our 2006 achievements demonstrate our ability to execute our strategy, highlighted by record financial results, nine new multiyear partner agreements and the extension of five partner relationships," said Michael G. Rubin, chairman and CEO of GSI Commerce. "Continuing investment in our platform fueled our growth as we delivered new functions, features, facilities and services to our partners. I am excited about the company's outlook for 2007, and I am confident we will continue to deliver strong financial results while simultaneously investing in our business. Specifically, we plan to invest an estimated $12 million in discretionary fixed operating expenses in fiscal 2007 to enhance our global capabilities, strengthen our technology infrastructure, nearly double the investment in our technology product roadmap, automate our newest fulfillment center, increase our sales and marketing organization, and expand our management team. I expect that the combination of these investments and our strategic focus will further strengthen our leadership position in the industry."

    "GSI's fiscal year 2006 financial performance exceeded expectations driven by a solid performance in our seasonally strong fourth quarter. Notable accomplishments included an accelerated revenue growth rate, our seventh consecutive year of increased operating and adjusted EBITDA margins, significant growth in our cash flow from operations and our first year of positive free cash flow," said Michael Conn, CFO of GSI Commerce. "Our fiscal 2007 guidance reflects expectations for continued momentum in our business. Similar to fiscal 2006, we expect that our investment spending will cause year-over-year earnings declines in the first three quarters of the year followed by strong year-over-year growth in income from operations, adjusted EBITDA and non-GAAP net income in the fourth quarter of fiscal 2007. However, due to the large non-cash income tax benefit we recorded in fiscal 2006, we would expect year-over-year declines in GAAP net income in all four quarters of fiscal 2007."

    Fiscal 2006 Fourth Quarter Compared to Fiscal 2005 Fourth Quarter

    *   Net revenue increased 49 percent to $257.2 million from $172.3 million.

    * Merchandise sales increased 97 percent to $555.9 million from $282.4 million.

    * Income from operations increased 91 percent to $23.5 million from $12.3 million.

    * Adjusted EBITDA (income from operations plus stock-based compensation and depreciation and amortization) increased 78 percent to $31.5 million from $17.7 million.

    * Net income increased to $67.9 million or $1.33 per diluted share from $11.7 million or $0.25 per diluted share. Fiscal 2006 fourth quarter net income is inclusive of a favorable non-cash income tax benefit of $44.4 million.

    * Non-GAAP net income (net income plus stock-based compensation, amortization of acquisition-related intangibles and cumulative effect of accounting change, minus non-cash income tax benefit) increased 97 percent to $25.5 million or $0.50 per diluted share from $13.0 million or $0.26 per diluted share.

    Key Events Since Oct. 25, 2006

        * In November 2006, GSI launched fulfillment and customer care operations for the online store (http://store.babycenter.com ) of BabyCenter LLC, the leading online resource for new and expectant parents. This partner was announced but not named in our 2006 fiscal third quarter news release.

        * In January 2007, GSI announced that Wilsons, The Leather Experts Inc. (http://www.wilsonsleather.com), a leading specialty retailer of leather outerwear, accessories and apparel in the United States, had signed a multiyear extension to its e-commerce agreement for Web technology, fulfillment, customer care and marketing services.

        * In February 2007, GSI launched the new Web store for RacingOne (http://store.racingone.com), a company of International Speedway Corporation, which is a leading promoter of motorsports activities in the United States. GSI provides RacingOne's online store with Web technology, fulfillment, customer care operations and marketing services. This partner was announced but not named in our 2006 fiscal third quarter news release.

        * Also in February 2007, GSI launched the Web store for Elizabeth Arden, a global prestige beauty products company, at http://shop.elizabetharden.com. GSI provides the new online store with Web technology, fulfillment, customer care operations and marketing services. GSI announced the new e-commerce agreement in our 2006 fiscal third quarter news release but did not name Elizabeth Arden.

    2007 Fiscal Year and First Quarter Financial Guidance

    The following forward-looking statements reflect GSI's expectations as of Feb. 13, 2007. Given the potential changes in general economic conditions and consumer spending, the emerging nature of e-commerce and various other risk factors discussed below and in our public reports, actual results may differ materially.

    The company provides the following guidance for fiscal year 2007 (dollars in millions):

GAAP Guidance               Range          Non-GAAP Guidance           Range
----------------------   ------------   -----------------------   ---------------
Net revenue               $685 - $735   Merchandise sales (a)     $1,500 - $1,600
Income from operations       $8 - $13   Adjusted EBITDA (b)             $50 - $55
Net income                  $34 - $39   Non-GAAP net income (c)     $19.5 - $24.5

    The following additional fiscal 2007 year guidance is presented to reconcile the GAAP financial metric to its corresponding non-GAAP financial metric:

        a) Merchandise sales: add to projected net revenue estimated merchandise sales from non-owned inventory of approximately $1.0- $1.1 billion and subtract estimated service fees of approximately $200 million.

        b) Adjusted EBITDA: add to projected income from operations estimated depreciation and amortization of $33 million and estimated stock-based compensation of $9 million.

        c) Non-GAAP net income: add to projected net income estimated stock-based compensation of $9 million and estimated amortization of acquisition-related intangibles of $1.5 million and subtract estimated non-cash income tax benefit of $25 million.

    Capital expenditures for fiscal year 2007 are estimated to be approximately $50 million.

    The company provides the following guidance for fiscal 2007 first quarter (dollars in millions):

GAAP Guidance                 Range          Non-GAAP Guidance          Range
----------------------   ---------------   ---------------------   ---------------
Net revenue                  $128 - $138   Merchandise sales (a)       $265 - $285
Loss from operations     $(7.5) - $(6.5)   Adjusted EBITDA (b)         $1.5 - $2.5
Net loss                 $(6.5) - $(5.5)   Non-GAAP net loss (c)   $(4.1) - $(3.1)

    The following additional fiscal 2007 first quarter guidance is presented to reconcile the GAAP financial metric to its corresponding non-GAAP financial metric:

        a) Merchandise sales: add to projected net revenue estimated merchandise sales from non-owned inventory of approximately $172-$182 million and subtract estimated service fees of approximately $35 million.

        b) Adjusted EBITDA: add to projected loss from operations estimated depreciation and amortization of $7 million and estimated stock-based compensation of $2 million.

        c) Non-GAAP net loss: add to projected net loss estimated stock-based compensation of $2 million and estimated amortization of acquisition-related intangibles of $0.4 million for fiscal 2007 first quarter.

    Non-GAAP Financial Measures

    GSI's consolidated financial statements are prepared and presented in accordance with GAAP. To supplement our consolidated financial statements, in this release and on the conference call, we use the non-GAAP financial measures of merchandise sales, adjusted EBITDA, non-GAAP net income and free cash flow. We also discuss certain ratios that use those measures. The non-GAAP measures and ratios presented are not intended to be considered in isolation of, as a substitute for or superior to our GAAP financial information. We have included reconciliations later in this release of the non-GAAP measures to the nearest GAAP measure.

    We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate our performance. In our opinion, these non-GAAP measures provide meaningful supplemental information regarding our performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by institutional investors and the analyst community to help them analyze the health of our business.

    Merchandise sales. We define merchandise sales as the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through GSI's platform, whether or not we are the seller of the merchandise or record the full amount of such sales on our financial statements. We consider merchandise sales to be a useful metric for management and investors because a significant portion of our sales and marketing expenses, including fulfillment and customer service labor expense, order processing costs such as credit card and bank processing fees and organizational costs such as business management, are related to the amount of sales made through our platform, whether or not we record the revenue from such sales. As a result, we use this metric as part of our revenue and expense forecasting process and for capacity planning purposes. We monitor this metric on a daily basis and consider it to be a critical measure of the health of our business.

    Adjusted EBITDA. Beginning with this release, we are defining adjusted EBITDA as income from operations excluding stock-based compensation and depreciation and amortization expenses. Although we previously defined adjusted EBITDA by reference to net income, there is no material difference in the resulting adjusted EBITDA calculation. We consider adjusted EBITDA to be a useful metric for management and investors because it excludes certain non-cash items. We believe that given the recent adoption of SFAS 123R, it is difficult for investors to evaluate our income from operations relative to prior periods because our income from operations prior to fiscal 2006 calculated our stock-based compensation expense in a manner differently than required under SFAS 123R. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting SFAS 123R, we believe that viewing income from operations excluding stock-based compensation expense allows investors to make meaningful comparisons between our operating performance and those of other businesses. Because we are growing rapidly and operate in an emerging and rapidly changing industry, we believe that our level of capital expenditures and consequently the level of depreciation and amortization expense relative to our revenues could be meaningfully greater today than it will be over time. As a result, we believe it is useful supplemental information to view income from operations excluding depreciation and amortization expense as it provides a potential indicator of the future operating margin potential of the business.

    Non-GAAP net income. We define non-GAAP net income as net income excluding stock-based compensation expense, amortization of acquisition-related intangibles, cumulative effect of change in accounting principle related to the adoption of SFAS 123R and income tax benefits related to the release of the company's valuation allowances. We believe it is useful to exclude stock-based compensation expense from non-GAAP net income for the same reason we exclude it from adjusted EBITDA. We believe it is useful to exclude amortization of acquisition-related intangibles because in our opinion the benefits of these assets could exceed the amortization period and this supplemental view enables management and investors to measure the business without this potential effect. The gain we recorded from the cumulative effect of change in accounting principle related to the adoption of SFAS 123R is an item we view as non-recurring in nature. We believe it is useful to view net income without the benefit of this non-recurring item. Because we generated significant net losses prior to fiscal 2005, we have a large deferred tax asset that represents the value to us of our future net operating loss carry forwards. Prior to fiscal 2006, we had fully reserved this asset because we lacked a track record of profitability. In fiscal 2006, due to establishing a track record of profitability, we reversed a portion of this reserve which resulted in a non-cash benefit. We will continue to evaluate our profitability trends and believe we may further release this reserve over time. Because this benefit is non-cash, is difficult to forecast, was not recorded historically and is not typically contained in the financial statements of other companies, we believe that it is useful to view net income without giving effect to this benefit.

    Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures, including capitalized software development. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure, can be used for strategic opportunities, including investing in the business, making strategic acquisitions and strengthening the balance sheet. Analysis of free cash flow also facilitates management's comparisons of our operating results to competitors' operating results. A limitation of using free cash flow as a means for evaluating our performance is that free cash flow reflects changes in working capital which is impacted by short-term changes in cash flow and the seasonality of our business which may not be indicative of long-term performance. Another limitation of free cash flow is that it excludes fixed assets purchased and placed in service but not paid for during the applicable period. Our management compensates for this limitation by providing information about capital expenditures on the face of the cash flow statement in supplemental disclosures in our Forms 10-K and 10-Q.

    Fiscal Fourth Quarter 2006 and Fiscal Year 2006 Conference Call

    GSI Commerce has scheduled a conference call for today at 4:45 p.m. EST to review its fiscal 2006 fourth quarter and fiscal year 2006 operating results and to discuss the company's expectations for future performance. For access to the conference call, please call the toll-free conference number, 1-866- 271-0675, by 4:30 p.m. EST. The conference passcode is "26255509." Alternatively, to listen to the call live on the Web, go to GSI Commerce's Web site, http://www.gsicommerce.com, and click on the link provided on the home page. Please do this at least 15 minutes prior to the call (4:30 p.m. EST) to register, download and install any necessary audio software. The conference call also will be broadcast live on the Web through CCBN StreetEvents (http://www.streetevents.com). For those who cannot listen to the live Webcast, a telephone replay of the conference call will be available one hour after the completion of the call and remain available through March 13. Access to a recording of the conference call can be made by calling toll-free, 1-888-286-8010. The telephone replay passcode is "49999440." In addition, access to an audio replay of the conference call's Webcast can be found on the home page of the GSI Commerce Web site. Access to the audio replay of the Webcast also will remain available through March 13.

    About GSI Commerce

    GSI Commerce is a leading provider of e-commerce solutions that enable retailers, branded manufacturers, entertainment companies and professional sports organizations to operate e-commerce businesses. The company provides solutions for our partners through its integrated e-commerce platform, which is comprised of three components: technology, logistics and customer care, and marketing services. GSI provides e-commerce solutions for approximately 60 partners.

    Forward-Looking Statements

    All statements made in this release and to be made in GSI Commerce's fiscal 2006 fourth quarter conference call, including those in the tape recording, Webcast replay, live audio and live Webcast of the call, other than statements of historical fact, are or will be forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "will," "would," "should," "guidance," "potential," "continue," "project," "forecast," "confident," "prospects," "schedule" and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about our business. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect our business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets and the industries in which we and our partners operate, changes affecting the Internet and e-commerce, our ability to develop and maintain relationships with strategic partners and suppliers and the timing of the establishment, extension or termination of our relationships with strategic partners, our ability to timely and successfully develop, maintain and protect our technology, confidential and proprietary information, and product and service offerings and execute operationally, our ability to attract and retain qualified personnel, our ability to successfully integrate its acquisitions of other businesses, if any, the performance of acquired businesses and the impact of SFAS 123R. More information about potential factors that could affect us can be found in our most recent Form 10-K, Form 10-Q and other reports and statements filed by us with the SEC. We expressly disclaim any intent or obligation to update these forward-looking statements.

                       GSI COMMERCE, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)
                                   (Unaudited)

                                                          December 31,    December 30,
                                                              2005            2006
                                                          ------------    ------------
                        ASSETS
Current assets:
     Cash and cash equivalents                            $     48,361    $     71,382
     Marketable securities                                     108,298         113,074
     Accounts receivable, net of allowance
      of $727 and $1,078                                        24,288          38,681
     Inventory                                                  34,601          46,816
     Deferred income taxes                                           -          10,403
     Prepaid expenses and other current assets                   3,135           6,409
          Total current assets                                 218,683         286,765

Property and equipment, net                                     87,851         106,204
Goodwill                                                        13,932          17,786
Equity investments and other                                     1,210           2,435
Long-term deferred income taxes                                      -          36,792
Other assets, net of accumulated amortization
 of $7,885 and $12,367                                          10,970          13,575
          Total assets                                    $    332,646    $    463,557

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                     $     58,720    $     76,553
     Accrued expenses and other                                 42,949          72,740
     Deferred revenue                                            6,573          11,790
     Current portion - long-term debt                              637             510
          Total current liabilities                            108,879         161,593

Convertible notes                                               57,500          57,500
Long-term debt                                                  13,094          12,856
Deferred revenue and other                                           -           3,901
          Total liabilities                                    179,473         235,850

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $0.01 par value,
      4,990,000 shares authorized;
      0 shares issued and outstanding
      as of December 31, 2005 and December 30, 2006                  -               -
     Common stock, $0.01 par value,
      90,000,000 shares authorized; 44,469,969
      and 45,878,527 shares issued as of
      December 31, 2005 and December 30, 2006,
      respectively; 44,469,766 and 45,878,324
      shares outstanding as of December 31, 2005
      and December 30, 2006, respectively                          445             458
     Additional paid in capital                                329,103         347,676
     Accumulated other comprehensive loss                       (2,344)            (97)
     Accumulated deficit                                      (174,031)       (120,330)
          Total stockholders' equity                           153,173         227,707

          Total liabilities and stockholders' equity      $    332,646    $    463,557

                       GSI COMMERCE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                              Three Months Ended              Twelve Months Ended
                                         ----------------------------    ----------------------------
                                         December 31,    December 30,    December 31,    December 30,
                                             2005            2006            2005            2006
                                         ------------    ------------    ------------    ------------
Revenues:
     Net revenues from product sales     $    135,080    $    190,327    $    355,374    $    461,183
     Service fee revenues                      37,174          66,880          85,018         148,370

          Net revenues                        172,254         257,207         440,392         609,553

Cost of revenues from product sales            98,079         130,339         263,829         331,253

          Gross profit                         74,175         126,868         176,563         278,300

Operating expenses:
     Sales and marketing, inclusive of
      $1,391, $608, $3,200, and
      $3,654, of stock-based
      compensation                             41,938          71,521         107,503         165,919
     Product development, inclusive of
      $24, $301, $398, and $936, of
      stock-based compensation                  8,020          14,264          28,833          45,375
     General and administrative,
      inclusive of ($184), $783,
      $207, and $2,988, of
      stock-based compensation                  7,727          11,236          22,714          36,062
     Depreciation and amortization              4,203           6,385          14,635          21,297

          Total operating expenses             61,888         103,406         173,685         268,653

          Income from operations               12,287          23,462           2,878           9,647

Other (income) expense:
     Interest expense                             786             775           2,220           3,107
     Interest income                           (1,111)         (1,647)         (2,944)         (6,075)
     Other (income) expense                       553             (65)            582              37
     Loss on investment                             -             110               -           2,873

         Total other (income) expense             228            (827)           (142)            (58)

Income before income taxes and
 cumulative effect of change in
 accounting principle                          12,059          24,289           3,020           9,705
Provision (benefit) for income taxes              321         (43,579)            321         (43,728)

Net income before cumulative effect of
 change in accounting principle                11,738          67,868           2,699          53,433
Cumulative effect of change in
 accounting principle                               -               -               -             268

Net income                               $     11,738    $     67,868    $      2,699    $     53,701

Basic earnings per share:

    Prior to cumulative effect of
     change in accounting principle      $       0.26    $       1.49    $       0.06    $       1.18

    Cumulative effect of change in
     accounting principle                $          -    $          -    $          -    $       0.01

    Earnings per share - basic           $       0.26    $       1.49    $       0.06    $       1.19

Diluted earnings per share:

    Prior to cumulative effect of
     change in accounting principle      $       0.25    $       1.33    $       0.06    $       1.09

    Cumulative effect of change in
     accounting principle                $          -    $          -    $          -    $       0.01

    Earnings per share - diluted         $       0.25    $       1.33    $       0.06    $       1.10

Weighted average shares outstanding:
    basic                                      44,450          45,679          43,216          45,174
    diluted                                    49,781          51,287          45,321          50,625

Prior period Sales and marketing expenses, Product development expenses, and General and administrative expenses have been reclassified to be inclusive of stock-based compensation. The purpose of the reclassifications are to conform the prior period amounts to the classifications used in the current period.

                       GSI COMMERCE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                               Twelve Months Ended
                                                          ----------------------------
                                                          December 31,    December 30,
                                                              2005            2006
                                                          ------------    ------------
Cash Flows from Operating Activities:
   Net income                                             $      2,699    $     53,701
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                             14,635          21,297
      Stock-based compensation                                   3,805           7,578
      Tax benefit in connection with exercise of stock
       options and awards                                           83               -
      Loss on investment                                             -           2,873
      Loss on disposal of equipment                                 78             329
      Deferred income taxes                                          -         (44,404)
      Cumulative effect of change in
       accounting principle                                          -            (268)
   Changes in operating assets and liabilities:
      Accounts receivable, net                                  (9,317)        (14,280)
      Inventory                                                  3,171         (12,204)
      Prepaid expenses and other current assets                   (659)         (3,272)
      Other assets, net                                           (397)         (2,256)
      Accounts payable and accrued expenses and other           13,005          48,377
      Deferred revenue                                          (2,818)          8,606

      Net cash provided by operating activities                 24,285          66,077

Cash Flows from Investing Activities:
   Payments for acquisitions of
    businesses, net of cash acquired                              (768)         (5,849)
   Cash paid for property and equipment, including
    internal use software                                      (29,551)        (42,621)
   Proceeds from government grant related to corporate
    headquarters                                                     -           3,000
   Funding of restricted cash escrow funds                           -          (1,052)
   Other deferred cost                                             (95)             95
   Cash paid for equity investments                               (136)         (2,435)
   Purchases of marketable securities                         (176,789)       (226,968)
   Sales of marketable securities                              123,480         222,685

      Net cash used in investing activities                    (83,859)        (53,145)

Cash Flows from Financing Activities:
   Proceeds from convertible notes                              57,500               -
   Proceeds from long-term borrowing                                 -             343
   Debt issuance costs paid                                     (2,589)              -
   Repayments of loan                                             (339)              -
   Repayments of capital lease obligations                        (452)           (469)
   Repayments of mortgage note                                    (153)           (170)
   Proceeds from sales of common stock                          27,782               -
   Equity issuance costs paid                                   (1,839)              -
   Excess tax benefit in connection with exercise of
    stock options and warrants                                       -             145
   Proceeds from exercise of common
    stock options and warrants                                   7,949          10,166

      Net cash provided by financing activities                 87,859          10,015

Effect of exchange rate changes on
 cash and cash equivalents                                          12              74

Net increase in cash and cash equivalents                       28,297          23,021
Cash and cash equivalents, beginning of period                  20,064          48,361

Cash and cash equivalents, end of period                  $     48,361    $     71,382

                       GSI COMMERCE, INC. AND SUBSIDIARIES
             ADJUSTED EBITDA (1) AND RECONCILIATION TO GAAP RESULTS
                                 (In thousands)
                                   (Unaudited)

                                              Three Months Ended              Twelve Months Ended
                                         ----------------------------    ----------------------------
                                         December 31,    December 30,    December 31,    December 30,
                                             2005            2006            2005            2006
                                         ------------    ------------    ------------    ------------
Reconciliation of GAAP Income from
 operations to Adjusted EBITDA:
  GAAP Income from operations            $     12,287    $     23,462    $      2,878    $      9,647

  Stock-based compensation                      1,231           1,692           3,805           7,578
  Depreciation and amortization                 4,203           6,385          14,635          21,297

  Adjusted EBITDA                        $     17,721    $     31,539    $     21,318    $     38,522

(1) Adjusted EBITDA no longer includes other income (expense) as a reconciling item between Adjusted EBITDA and GAAP results.

                       GSI COMMERCE, INC. AND SUBSIDIARIES
             NON-GAAP NET INCOME AND RECONCILIATION TO GAAP RESULTS
                                 (In thousands)
                                   (Unaudited)

                                              Three Months Ended              Twelve Months Ended
                                         ----------------------------    ----------------------------
                                         December 31,    December 30,    December 31,    December 30,
                                             2005            2006            2005            2006
                                         ------------    ------------    ------------    ------------
Reconciliation of GAAP net income to
 non-GAAP net income
  GAAP net income                        $     11,738    $     67,868    $      2,699    $     53,701

  Income taxes (1)                                  -         (44,404)              -         (44,404)
  Stock-based compensation                      1,231           1,692           3,805           7,578
  Cumulative effect of change in
   accounting principle                             -               -               -            (268)
  Amortization of acquisition-
   related intangibles                              9             391               9             432

  Non-GAAP net income                    $     12,978    $     25,547    $      6,513    $     17,039

  Diluted non-GAAP net income per
   share                                 $       0.26    $       0.50    $       0.14    $       0.34

  Weighted average shares
   outstanding diluted                         49,781          51,287          45,321          50,625

(1) Income taxes = Portion of the income tax benefit that represents the reduction of the income tax valuation allowance

                       GSI COMMERCE, INC. AND SUBSIDIARIES
          FREE CASH FLOW AND RECONCILIATION TO GAAP OPERATING CASH FLOW
                                 (In thousands)
                                   (Unaudited)

                                                               Twelve Months Ended
                                                          ----------------------------
                                                          December 31,    December 30,
                                                              2005            2006
                                                          ------------    ------------
Reconciliation of GAAP operating cash
 flow to free cash flow
  GAAP cash flow from operating activities                $     24,285    $     66,077

  Cash paid for fixed assets, including
   capitalized software development                            (29,551)        (42,621)

  Free Cash Flow                                          $     (5,266)   $     23,456

                       GSI COMMERCE, INC. AND SUBSIDIARIES
            MERCHANDISE SALES (1) AND RECONCILIATION TO GAAP RESULTS
                             (Dollars in thousands)
                                   (Unaudited)

                                                                Three Months Ended
                                                           ----------------------------              Variance
                                                           December 31,    December 30,    ----------------------------
                                                               2005            2006           Amount            %
                                                           ------------    ------------    ------------    ------------
Merchandise sales (1) - (a non-GAAP financial measure):
     Category:
          Sporting goods                                   $    116,223    $    177,920    $     61,697              53%
          Other                                                 166,140         377,979         211,839             128%
               Total merchandise sales (1)
                - (a non-GAAP financial measure)           $    282,363    $    555,899    $    273,536              97%

Net revenues - (GAAP basis):
   Net revenues from product sales:
     Category:
          Sporting goods                                   $     93,136    $    147,839    $     54,703              59%
          Other                                                  41,944          42,488             544               1%

               Total net revenues from product sales            135,080         190,327          55,247              41%

   Service fee revenues                                          37,174          66,880          29,706              80%

               Total net revenues - (GAAP basis)           $    172,254    $    257,207    $     84,953              49%

Reconciliation of merchandise sales (1) to net revenues:
Merchandise sales (1) - (a non-GAAP financial measure):
     Category:
          Sporting goods                                   $    116,223    $    177,920    $     61,697              53%
          Other                                                 166,140         377,979         211,839             128%
               Total merchandise sales (1)
                - (a non-GAAP financial measure)                282,363         555,899         273,536              97%
   Less:
    Sales by partners (2):
     Category:
          Sporting goods                                        (23,087)        (30,081)         (6,994)             30%
          Other                                                (124,196)       (335,491)       (211,295)            170%

               Total sales by partners (2)                     (147,283)       (365,572)       (218,289)            148%
   Add:
    Service fee revenues                                         37,174          66,880          29,706              80%
               Net revenues - (GAAP basis)                 $    172,254    $    257,207    $     84,953              49%

(1) Merchandise sales represents the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through the GSI Commerce platform, whether or not GSI Commerce is the seller of the merchandise or records the full amount of such sales on its financial statements.

(2) Represents the retail value of all product sales through the GSI Commerce platform where the inventory is owned by the partner and the partner is the seller of the merchandise. GSI Commerce records service fee revenues on these sales.

                       GSI COMMERCE, INC. AND SUBSIDIARIES
            MERCHANDISE SALES (1) AND RECONCILIATION TO GAAP RESULTS
                             (Dollars in thousands)
                                   (Unaudited)

                                                                Twelve Months Ended
                                                           ----------------------------              Variance
                                                           December 31,    December 30,    ----------------------------
                                                               2005            2006           Amount            %
                                                           ------------    ------------    ------------    ------------
Merchandise sales (1) - (a non-GAAP financial measure):
     Category:
          Sporting goods                                   $    261,568    $    385,950    $    124,382              48%
          Other                                                 420,429         801,849         381,420              91%
               Total merchandise sales (1)
                - (a non-GAAP financial measure)           $    681,997    $  1,187,799    $    505,802              74%

Net revenues - (GAAP basis):
   Net revenues from product sales:
     Category:
          Sporting goods                                   $    212,932    $    314,696    $    101,764              48%
          Other                                                 142,442         146,487           4,045               3%

               Total net revenues from product sales            355,374         461,183         105,809              30%

   Service fee revenues                                          85,018         148,370          63,352              75%

               Total net revenues - (GAAP basis)           $    440,392    $    609,553    $    169,161              38%

Reconciliation of merchandise sales (1) to net revenues:
Merchandise sales (1) - (a non-GAAP financial measure):
     Category:
          Sporting goods                                   $    261,568    $    385,950    $    124,382              48%
          Other                                                 420,429         801,849         381,420              91%
               Total merchandise sales (1)
                - (a non-GAAP financial measure)                681,997       1,187,799         505,802              74%
   Less:
    Sales by partners (2):
     Category:
          Sporting goods                                        (48,636)        (71,254)        (22,618)             47%
          Other                                                (277,987)       (655,362)       (377,375)            136%

               Total sales by partners (2)                     (326,623)       (726,616)       (399,993)            122%
   Add:
    Service fee revenues                                         85,018         148,370          63,352              75%

               Net revenues - (GAAP basis)                 $    440,392    $    609,553    $    169,161              38%

(1) Merchandise sales represents the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through the GSI Commerce platform, whether or not GSI Commerce is the seller of the merchandise or records the full amount of such sales on its financial statements.

(2) Represents the retail value of all product sales through the GSI Commerce platform where the inventory is owned by the partner and the partner is the seller of the merchandise. GSI Commerce records service fee revenues on these sales.

    Contacts:
    Michael Conn                      Greg Ryan
    Chief Financial Officer           Director, Corp. Communications
    tel: 610-491-7002                 tel: 610-491-7294
    e-mail: connm@gsicommerce.com     e-mail: ryang@gsicommerce.com

SOURCE  GSI Commerce, Inc.
    -0-                             02/13/2007
    /CONTACT: Michael Conn, Chief Financial Officer, +1-610-491-7002, connm@gsicommerce.com; Greg Ryan, Director, Corp. Communications,
+1-610-491-7294, ryang@gsicommerce.com, both of GSI Commerce Inc./
    /Web site:  http://www.gsicommerce.com
                http://store.babycenter.com
                http://www.wilsonsleather.com
                http://store.racingone.com
                http://shop.elizabetharden.com /